Exhibit 16.1

March 6, 2024

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Re: Jyong Biotech Ltd.

Dear Commissioners:

We have read the Registration Statements on Form F-1 dated March 6, 2024 of Jyong Biotech Ltd. (the “Registrant”) and are in agreement with the statements contained under the section of Change in Registrant’s Certifying Accountant as it pertains to our firm; we are not in a position to agree or disagree with other statements of Registrant contained therein.

Very truly yours,

/s/ Marcum Asia CPAs LLP

New York, New York

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com